EXHIBIT 24
                         INGERSOLL-RAND EXTENDS TENDER OFFER
                                 THROUGH MAY 25, 1995


                  Woodcliff Lake, New Jersey (May 19, 1995) --

             Ingersoll-Rand Company today announced that it has extended the period during which its tender offer for shares of

             Clark Equipment Company common stock will remain open to

             5:00 P.M., New York City time, on Thursday, May 25, 1995.

             The extension of the tender offer has been made in order to allow additional time for the completion of the review of

             the transaction by the Antitrust Division of the Justice

             Department.

                  Ingersoll-Rand Company announced earlier this week

             that it has sold its domestic paving equipment business

             which it believes eliminates the one area of overlap

             between the businesses of Clark and Ingersoll-Rand.

             Ingersoll-Rand has submitted the relevant documents

             relating to the sale to the Justice Department in

             connection with its review.

                  At the close of business on May 18, 1995,

             approximately 8,680,000 shares of Clark common stock has

             been validly tendered in connection with the offer.